                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                              CELADON GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              CELADON GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                               CELADON GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of
CELADON GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of
Celadon Group, Inc. (the "Company") will be held at the Company's corporate headquarters located at One Celadon Drive, Indianapolis, Indiana 46235-4207 on Monday, November 19, 2001 at 10:00 a.m. (local time) for the following purposes:

     1.   Election of Directors for the ensuing year;

     2. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on September 24, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. Any action may be taken on the foregoing matters at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at our main office during the ten days prior to the meeting, as well as at the meeting.

                                     By order of the Board of Directors


                                     /s/ Roger T. Burbage
                                     ---------------------------------
                                     Roger T. Burbage
                                     Secretary

October 19, 2001

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES ARE VOTED.

                               CELADON GROUP, INC.
                                One Celadon Drive
                           Indianapolis, Indiana 46235


                                 PROXY STATEMENT



     This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Celadon Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Monday, November 19, 2001, beginning at 10:00 a.m., local time, at the Company's corporate headquarters and principal executive offices located at One Celadon Drive, Indianapolis, Indiana 46235-4207. If not otherwise specified, all properly executed proxies received pursuant to this solicitation, and not revoked, will be voted in the election of directors FOR the persons named below.

     Stockholders who execute proxies may revoke them at any time before they are exercised by giving written notice of revocation to the Secretary of the Company at the address of the Company, by executing a subsequent proxy relating to the same shares and presenting it to the Secretary of the Company, or by attending the meeting and voting in person (attendance at the meeting, will not, in and of itself, constitute revocation of a proxy).

     Directors will be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on election of directors. Approval of any other matters that come before the Meeting for action, will require the affirmative vote of the holders of a majority of the stock duly voted on the matter. In the election of directors, stockholders may either vote "FOR" all nominees for election or withhold their votes from one or more nominees for election. Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called "broker non-voters") in the election of directors will not be included in determining the number of votes cast. With respect to a vote for any other matter that comes before the Meeting for action, stockholders may vote "FOR," "AGAINST" or "ABSTAIN" with respect to such matters. Proxies marked to abstain will have the same effect as votes against such matters and broker non-votes will have no effect on such matters. Unless a proxy is properly revoked pursuant to the procedures described above, the Board of Directors, as proxy for the stockholder, will have the discretion to vote on any other matters that come before the Meeting on behalf of the stockholder as directed by a majority of the Board of Directors in their best judgment. A majority of the shares of the Company's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Proxies marked to abstain and broker non-votes are counted for purposes of determining a quorum.

     The entire cost of soliciting proxies hereunder will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not be compensated for their services. The Company will reimburse brokers and banks for their reasonable expenses for forwarding material to beneficial owners for whom they hold stock.

     As of September 24, 2001, the record date for the Meeting, the Company had outstanding 7,539,642 shares of common stock, par value $.033 per share (the "Common Stock"), entitled to vote at the meeting, each share being entitled to one vote. Only stockholders of record at the close of business on September 24, 2001 will be entitled to vote at the Meeting. This Proxy Statement and the accompanying proxy are being sent to such stockholders on or about October 19, 2001.

                    MATTER TO COME BEFORE THE ANNUAL MEETING

                        PROPOSAL 1: ELECTION OF DIRECTORS

     At the Meeting, five directors are to be elected to hold office until the Annual Meeting of Stockholders in 2003 and until their respective successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote for the election as directors of the Company Stephen Russell, Paul A. Biddelman, Anthony Heyworth, Michael Miller and John Kines. All of the individuals are currently directors of the Company, and all of the named individuals are nominees of the Board of Directors. All directors of the Company hold office until the next annual meeting of stockholders of the Company or until their successors are elected and qualified or they resign.

     The table in the section below entitled "Directors and Executive Officers" sets forth certain information about each nominee for election to the Board of Directors, as well as each of the Company's executive officers.

     It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.

     Executive officers hold office until their successors are chosen and qualified, subject to their removal by the Board of Directors, to any employment agreements or their resignation. See "Compensation of Committee Report on Executive Compensation--Chief Executive Officer's Compensation."

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL FIVE NOMINEES.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company as of September 7, 2001 are as follows:

     Name              Age  Position
     ----              ---  --------
Stephen Russell        61   Chief Executive Officer and Chairman
Thomas Glaser          51   Executive Vice President - Operations
Jerry Closser          44   Executive Vice President - Fleet Services
David Shatto           43   Executive Vice President - Sales & Marketing
Paul A. Will           35   Executive Vice President - Chief Financial Officer
Roger Burbage          57   Vice President - Finance and Secretary and Treasurer
Paul A. Biddelman(1)   55   Director of the Company
Michael Miller(2)      56   Director of the Company
Anthony Heyworth(1)    57   Director of the Company
John Kines(1)(2)       59   Director of the Company

(1)      Members of the Audit Committee
(2)      Members of the Compensation Committee

     Mr. Russell has been Chairman of the Board and Chief Executive Officer of the Company since its inception in July 1986. He is also a director of the Truckload Carriers Association ("TCA") and chairman of the International committee of the "TCA" from 1997-1999, and a member of the North American Transportation Alliance advisory board. Mr. Russell is a director of Star Gas Corporation (the General Partner of Star Gas L.P.), a home heating and LPG company. Mr. Russell has been a member of the Board of Advisors of the Cornell University Johnson Graduate School of Management since 1983.

     Mr. Glaser has been Executive Vice President - Operations since September 2001. He was Vice President - Transportation Services from May 2001 to September 2001. He served in various management capacities at Contract Freighters, Inc. ("CFI") for over thirteen years, most recently as Vice President - Operations prior to joining the Company.

     Mr. Closser has been Executive Vice President - Fleet Services since December 2000. Mr. Closser joined the Company in July 1999 when Celadon purchased Zipp Express, Inc. He has been President of Zipp Express, Inc. since it's inception in 1977.

     Mr. Shatto has been Executive Vice President - Sales and Marketing of the Company since September 2001. He was Executive Vice President - Operations from December 2000 to September 2001. He was Executive Vice President - Operations of Celadon Trucking Services, Inc. from February 1999 to December 2000. He served in various management capacities in the truckload market segment for over fifteen years, most recently Vice President and General Manager of Shaffer Trucking, Inc. before joining the Company.

     Mr. Will has been Executive Vice President - Chief Financial Officer of the Company since April 2000. He was Vice president - Chief Financial Officer and Secretary of the Company from December 1998 to March 2000. He was Vice President-Secretary and Controller of the Company from September 1996 to December 1998. He was Vice President-Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996 and Controller from September 1993 to January 1996. He served as Controller for American Hi-Lift, a company engaged in the business of renting aerial work platform equipment, from February 1992 to September 1993. Mr. Will is a certified public accountant.

     Mr. Burbage has been the Vice President - Finance and Secretary and Treasurer since April 2000. Mr. Burbage has been in motor carrier management for more than 30 years. Immediately prior to joining Celadon, Mr. Burbage was General Manager of Redwood Systems truckload operations. Prior to Redwood, he was Executive Vice President and CFO for Intrenet, Inc.

     Mr. Biddelman has been a director of the Company since October 1992. Mr. Biddelman has been President of Hanseatic Corporation, a private investment company, since December 1997, and served as Treasurer of that company from April 1992 to December 1997. He is also a director of Insituform Technologies, Inc., Six Flags, Inc., SystemOne Technologies, Inc., and Star Gas Corporation (the General Partner of Star Gas Partners L.P.).

     Mr. Miller has been a director of the Company since February 1992. Mr. Miller has been Chairman of the Board and Chief Executive Officer of Aarnel Funding Corporation, a venture capital/real estate company since 1974, a partner of Independence Realty, an owner and manager of real estate properties, since 1989, and President and Chief Executive Officer of Miller Investment Company, Inc., a private investment company, since 1990.

     Mr. Heyworth has been a director of the Company since 1999. He retired from KeyCorp in February 2000 as Vice Chairman, commercial banking, KeyBank N.A. after a 35 year career with this $85 billion financial services company. He continues as Chairman of KeyBank Central Indiana, having served as President and Chief Executive since 1991. He joined the former Central National Bank in 1965 and was Executive Vice President when the bank merged with Society National Bank of Cleveland in 1986 and Key Bank in 1994.

     Mr. Kines was appointed as a director of the Company on June 9, 2000. He retired from Associates First Capital Corp. ("Associates") in May 2000 as President of the Diversified Service Group after a 22 year career with Associates.

     Pursuant to Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by law, indemnify all directors, officers, incorporators, employees, or agents of the Company against liability for certain of their acts. The Company's Certificate of Incorporation provides that, with a number of exceptions, no director of the Company shall be liable to the Company for damages for breach of his fiduciary duty as a director.

COMMITTEES OF THE BOARD

     The Audit Committee consists of Paul A. Biddelman, Anthony Heyworth and John Kines. The Audit Committee meets with management and the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters. The Board of Directors has determined that all members of the Audit Committee are "independent" as defined in the applicable standards of the Nasdaq National Market. The Board of Directors has adopted a written charter for the Audit Committee.

     The Compensation Committee consists of Michael Miller and John Kines. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company, administers the Company's Employee Stock Purchase Plan and administers the Company's Stock Option Plan.

     The Company does not have a nominating committee. The functions normally performed by a nominating committee are performed by the Company's Board of Directors as a whole.

MEETINGS OF THE BOARD

     The Board of Directors of the Company met three times during the fiscal year ended June 30, 2001. No current director, while he was an elected director, other than Anthony Heyworth, failed to attend at least 75% of those meetings plus any committee meetings of the board of which he was a member. Mr. Heyworth attended all board meetings and three out of five Audit Committee meetings. The Company's Audit Committee met five times during the year ended June 30, 2001. The Compensation Committee met three times during the year ended June 30, 2001.

REPORT OF THE AUDIT COMMITTEE

     The following report does not constitute solicitation material and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the financial controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States.

     In fulfilling its responsibilities:

     - The Audit Committee reviewed and discussed the audited financial statements contained in the 2001 Annual Report on SEC Form 10-K with the Company's management and the independent auditors.

     - The Audit Committee discussed with the independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     - The Audit Committee received from the independent auditors written disclosures regarding the auditors' independence, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors their independence from the Company and its management.

     In reliance on the reviews and discussions noted above, the Audit
Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended June 30, 2001, for filing with the Securities and Exchange Commission.

     Respectfully submitted by the members of the Audit Committee of the Board of Directors:

                          Paul A. Biddelman (Chairman)
                                Anthony Heyworth
                                   John Kines

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, the Company's directors, officers, and any persons owning more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission (the "SEC"). To the Company's knowledge, based solely on a review of materials provided to the Company, all such required reports were filed on a timely basis in fiscal 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid or accrued by the Company for services rendered during fiscal 2001, 2000 and 1999 to the Chief Executive Officer of the Company, and each of the other executive officers of the Company whose annual cash compensation exceeded $100,000 (collectively, the "Named Executive Officers") during fiscal 2001.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                                COMPENSATION
                                                                   AWARDS
     NAME AND PRINCIPAL                                            SHARES
          POSITION            YEAR    SALARY      BONUS            OPTIONS      ALL OTHER COMPENSATION
          --------            ----    ------      -----            -------      ----------------------
Stephen Russell               2001    $509,813        ---          75,000       $103,772  (1)(2)(3)(4)
Chairman & Chief              2000     514,347   $200,000  (6)     20,000         92,290  (1)(2)(3)(4)
Executive Officer             1999     505,170        ---             ---         98,759  (1)(2)(3)(4)

Jerry Closser                 2001    $233,654        ---          20,000       $  8,601  (2)(4)
Executive Vice President      2000     220,673        ---           5,000          7,441  (2)(4)
Fleet Services

David Shatto                  2001    $173,923        ---          30,000       $ 14,930  (2)(3)(4)
Executive Vice President      2000     145,757   $ 22,500          10,000          6,735  (2)(3)(4)
Sales & Marketing             1999      44,712        ---          10,000         24,334  (4)(5)

Paul Will                     2001    $148,077        ---          50,000       $ 10,675  (2)(3)(4)
Executive Vice President      2000     131,923   $ 60,000  (7)     30,000         10,674  (2)(3)(4)
Chief Financial Officer       1999     109,382                     10,000         12,784  (2)(3)(4)

Robert Goldberg               2001    $ 59,269        ---             ---       $240,701  (2)(4)(8)
Former Executive Vice         2000     212,308   $ 82,500  (7)     40,000 (8)     11,171  (2)(3)(4)
President
Chief Operating Officer       1999     157,108        ---          20,000 (8)     37,504  (2)(3)(4)(5)

David Gibbs (9)               2001    $164,615        ---             ---       $ 20,359  (2)(3)(4)
Former Executive Vice         2000     127,322   $ 37,400          14,000         19,284  (2)(3)(4)
President
Sales & Marketing             1999     107,648      3,832          11,000         32,368  (3)(4)(5)

(1) Includes the premiums paid by the Company for term insurance and split-dollar insurance for which the Company has an assignment against the cash value for premiums paid, as follows: $81,081 in fiscal 2001, $78,121in fiscal 2000, and $79,194 in fiscal 1999.
(2) Includes the Company's contribution under the Company's 401(k) Profit Sharing Plan, as follows: Stephen Russell - $4,971 in fiscal 2001, $1,946 in fiscal 2000, and $2,500 in fiscal 1999; Jerry Closser - $2,080 in fiscal 2001 and $919 in fiscal 2000; David Shatto - $2,602 in fiscal 2001 and $316 in fiscal 2000; Paul A. Will - $1,933 in fiscal 2001, $1,612 in fiscal 2000, $1,345 in fiscal 1999; Robert Goldberg - $30 in fiscal 2001, $2,186 in fiscal 2000, and $423 in fiscal 1999; and David Gibbs - $2,197 in fiscal 2001 and $1,280 in fiscal 2000.

(3) Includes premiums and reimbursement under an executive health and disability benefit program includes split dollar life insurance premiums, as follows: Stephen Russell - $4,705 in fiscal 2001, $250 in fiscal 2000, and $7,245 in fiscal 1999; David Shatto - $7,770 in fiscal 2001 and $1,019 in fiscal 2000; Paul A. Will - $3,342 in fiscal 2001, $3,662 in fiscal 2000, and $6,039 in fiscal 1999; Robert Goldberg - $5,351 in fiscal 2000 and , $3,531 in fiscal 1999; David Gibbs - $5,513 in fiscal 2001, $12,604 in fiscal 2000, and $1,838 in fiscal 1999.
(4) Includes the Company's car allowance as follows: Stephen Russell - $13,015 in fiscal 2001, $11,973 in fiscal 2000, and $9,820 in fiscal 1999; Jerry Closser - $6,521 in fiscal 2001 and $6,522 in fiscal 2000; David Shatto - $4,558 in fiscal 2001, $5,400 in fiscal 2000, and $1,929 in fiscal 1999;
     Paul Will - $5,400 in fiscal 2001, $5,400 in fiscal 2000, and $5,400 in fiscal 1999; Robert Goldberg - $4,045 in fiscal 2001, $3,634 in fiscal 2000, and $5,400 in fiscal 1999; David Gibbs - $12,649 in fiscal 2001, $5,400 in fiscal 2000 and $5,400 in fiscal 1999.
(5) Includes relocation related expense reimbursements as follows: David Shatto $22,405 in fiscal 1999; Robert Goldberg - $28,150 in fiscal 1999 and David Gibbs - $25,130 in fiscal 1999.
(6) The Compensation Committee determined to pay a special award to Mr. Russell in March 2000 for the initiation of TruckersB2B.
(7) Robert Goldberg received 7,000 shares of the Company's common stock at fair market value of $8.00 per share. Paul Will received 5,000 shares of the Company's common stock at fair market value of $8.00 per share. In addition, the officers received an amount in excess of the fair market values to cover all applicable taxes.
(8) Robert Goldberg became a consultant to the Company, for a one-year period ending on September 19, 2001, for which he was paid $236,626. Mr. Goldberg's stock options expired September 19, 2002.
(9) David Gibbs received a severance agreement, effective July 7, 2001, to receive $125,000 paid out over one year. He can exercise up to 25,000 stock options, which were issued prior to March 2, 2000, for up to one year.


STOCK OPTIONS

     The following table contains information concerning the grant of stock options to the Named Executive Officers in fiscal 2001. No stock appreciation rights were granted in fiscal 2001.

                  Number of
                  Securities       % of total                                     Potential Realizable
                  Underlying         Options                                    Value at Assumed Rates of
                   Options         Granted to     Exercise of                 Stock Price Appreciation For
                   Granted          Employees      Base Price   Expiration           Option Term (3)
Name               (Shares)      In Fiscal Year    Per Share       Date             5%              10%
---------------   ----------     --------------    ---------    ----------       ---------       --------
Stephen Russell     75,000  (1)       20%           $3.11          4/13/11       $146,690        $371,740
Jerry Closser       20,000  (2)        5%           $5.00           1/4/11       $ 62,890        $159,375
David Shatto        20,000  (2)        5%           $5.00           1/4/11       $ 62,890        $159,375
                    10,000  (1)        3%           $3.11          4/13/11       $ 19,560        $ 49,565
Paul Will           25,000  (2)        7%           $3.75         11/30/10       $ 58,960        $149,410
                    25,000  (1)        7%           $3.11          4/13/11       $ 48,890        $123,910

(1) Options will become exercisable the earlier of the date that the closing price for the Company's common stock exceeds $6.22 per share or the third anniversary of the date of the grant.
(2) Options become exercisable in installments of 34%, 33% and 33%, after the expiration of 12, 24 and 36 months, respectively, from the date of the grant.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

REPORT ON OPTION EXERCISES AND HOLDINGS

         The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held at June 30, 2001 with respect to the Named Executive Officers. There were no options exercised during fiscal 2001.


                         OPTION VALUES AT JUNE 30, 2001

                      Number of Securities              Value of Unexercised
                     Underlying Unexercised             In-the-Money Options
                    Options at June 30, 2001            at June 30, 2001 (1)
                   ----------------------------     ----------------------------
     Name          Exercisable    Unexercisable     Exercisable    Unexercisable
     ----          -----------    -------------     -----------    -------------
Steve Russell        76,667           88,333           $---           $89,250
Jerry Closser         1,667           23,333            ---               ---
David Shatto         10,001           39,999            ---            11,900
Paul Will            21,668           73,332            ---            43,500
Robert Goldberg      60,000              ---            ---               ---
David Gibbs          13,669           11,331            ---               ---

-----------
(1) Fair market value of underlying securities was $4.30 per share based on the closing price of the Company's Common Stock on June 30, 2001.

DIRECTORS COMPENSATION

     Non-employee directors of the Company receive an annual fee of $15,000, payable quarterly, for serving as a director of the Company. Such directors receive $1,250 per quarter for serving on committees. Board members are reimbursed for their reasonable, documented expenses for each meeting attended.

     The Celadon Group, Inc. Non-Employee Director Stock Option Plan (the "Director Option Plan") provides for the granting to non-employee directors of non-qualified stock options to purchase an aggregate of not more than 100,000 shares of Common Stock (subject to adjustment in certain circumstances). Under the Director Plan, each non-employee director on April 1, 1997 was granted a non-qualified stock option to purchase 4,000 shares of Common Stock and each new non-employee director upon the date of his or her election or appointment will be granted a non-qualified stock option to purchase 8,000 shares of Common Stock. In addition, each non-employee director who was elected within the one year period ending March 31, 1997 was granted an additional stock option to purchase 8,000 shares of Common Stock. Once each calendar year, the compensation committee can authorize the grant of non-employee director stock options for members of the board of directors.

     Stock options granted to non-employee directors' vest on the six month anniversary of the date of grant, assuming that the non-employee director is a director on that date. All stock options granted to non-employee directors and not previously exercisable become vested and fully exercisable immediately upon the occurrence of a change in control of the Company.

     All stock options granted pursuant to the Director Plan will expire on the tenth anniversary of the date of grant. Stock Options that are exercisable upon a non-employee director's termination of directorship for any reason other than death, disability or cause, prior to the complete exercise of the stock option (or deemed exercise thereof), will remain exercisable following such termination until the earlier of (i) the expiration of the 90 day period following the non-employee director's termination of directorship or (ii) the remaining term of the stock option. Stock options that are exercisable upon a non-employee director's termination of directorship for disability or death will remain exercisable by the non-employee director or, in the event of his or her death, by the non-employee director's estate or by the person given authority to exercise such stock options by his or her will or by operation of law, until the earlier of (i) the first anniversary of the non-employee director's termination of directorship or (ii) the remaining term of the stock option. Upon a non-employee director's removal from the Board for cause, all outstanding stock options of such director will immediately terminate and will be null and void.

     Paul Biddelman, Michael Miller, Anthony Heyworth and John Kines were each granted 11,000 shares on April 13, 2001 pursuant to the Director Option Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") was formed in September 1993 and is currently comprised of two non-employee directors of the Company. The Compensation Committee is responsible for determining the Company's compensation program for its executive officers, including the Named Executive Officers. The Committee also administers the Stock Plan and the Incentive Plan and, subject to the provisions of such plans, determines grants under the plans for all employees, including the Named Executive Officers.

     The Compensation Committee has furnished this report on the Company's executive compensation policies. This report describes the Compensation committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in the "Compensation Committee Report on Executive Compensation" shall not be deemed to be "soliciting material" or to be "filed" with the commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.)

PRINCIPLES OF EXECUTIVE COMPENSATION AND PROGRAM COMPONENTS

         The Company's executive compensation philosophy is designed to attract and retain outstanding executives and to foster employee commitment and align employee and stockholder interests. To this end, the Company has sought to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals and reward above-average corporate performance.

     In fiscal year 2001, the Compensation Committee adopted a formal management incentive plan (the "Incentive Plan") for senior employees of the Company. Awards under the Incentive Plan will only be made after achieving predetermined levels of profitability. The Incentive Plan is designed to attract, retain and motivate individuals who are responsible for enhancing shareholder value through increased profitability of the Company.

     Federal tax laws limit the deduction a publicly held company is allowed for compensation paid to its chief executive officer and its four most highly compensated executive officers. Generally, amounts in excess of $1 million (other than performance-based compensation) paid in any tax year to a covered executive cannot be deducted. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

STOCK PLAN

     The Stock Plan is intended to enhance the profitability and value of Celadon for the benefit of its stockholders by enabling Celadon (i) to offer stock-based incentives to employees, thereby creating a means to raise the level of stock ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and stockholders, and (ii) to grant non-discretionary, nonqualified stock options to non-employee directors, thereby creating a means to attract, retain and reward such non-employee directors and strengthen the mutuality of interests between non-employee directors and stockholders. The Stock Plan permits the grant of incentive stock options and nonqualified stock options on a discretionary, case-by-case basis, after consideration of an individual's position, contribution to the Company, length of service with the Company, number of options held, if any, and other compensation.


CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Russell is employed pursuant to an employment agreement dated January 21, 1994, as amended thereafter, providing for his continued employment until January 21, 2004. The employment period shall be automatically renewed for successive two-year terms unless the Company or Mr. Russell gives written notice to the other at least 90 days prior to the expiration of the then current employment period of their intention to terminate Mr. Russell's employment. The employment agreement provides Mr. Russell with a base salary equal to $521,000 (as adjusted annually for increases in the Consumer Price Index). In addition, Mr. Russell is eligible to participate in an incentive bonus program designed for all members of the Company's senior management pursuant to which he may receive a bonus in an amount equal to between 0% and 105% of his base salary. The employment agreement also provides that Mr. Russell is entitled to participate in all employment benefit plans of the Company and all other fringe benefit plans generally available to employees of the Company.

     The agreement provides that in the event of termination: (i) by the Company without cause (including the non-renewal of the employment period by the Company) or by Mr. Russell for cause, Mr. Russell will be entitled to receive his salary for the remainder of the then employment period or one year, whichever is greater; (ii) by reason of his disability, Mr. Russell will be entitled to receive 50% of his salary during the two-year period commencing on the date of his termination; and (iii) by reason of his death, Mr. Russell's estate will be entitled to receive a pro-rata portion of the bonus for the fiscal year in which his death occurs and to receive 50% of his salary until the earlier of the end of the then current employment period or one year after the date of death. The employment agreement includes a two-year non-compete covenant commencing on termination of employment.

     Upon the occurrence of a change in control (as defined in the employment agreement), the amended agreement provides that if (i) at any time within two years of a change in control or within 180 days prior to a change in control, Mr. Russell's employment is terminated by the Company without cause or by Mr. Russell for cause or (ii) at any time during the 90-day period immediately following the date which is six months after the change in control Mr. Russell terminates his employment for any reason, Mr. Russell shall be entitled to receive (1) a lump sum payment in an amount equal to three times his base salary and three times the highest annual bonus paid to him within three years prior to the change in control; (2) any accrued benefits; (3) a pro-rata portion of the bonus for the fiscal year in which the change in control occurs; (4) continued medical and dental benefits for Mr. Russell (and eligible dependents) for 36 months; (5) outplacement services for one year; and (6) upon the occurrence of the change in control, full and immediate vesting of all stock options and equity awards. The agreement also provides that Mr. Russell is entitled to receive a gross-up payment on any payments made to Mr. Russell that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code; provided, however, that if the total payments made to Mr. Russell do not exceed 110% of the greatest amount that could be paid to Mr. Russell such that the receipt of payments would not give rise to any excise tax, then no gross-up payment will be made and the payments made to Mr. Russell, in the aggregate, will be reduced to an amount that would result in no excise tax being triggered.

TERMINATION OF EMPLOYMENT AGREEMENT

     Mr. Will and Mr. Shatto are party to a separation agreement, with the Company, whereby the Company has the right at any time with or without prior written notice to terminate or obtain his resignation. The agreement provides that in the event of termination: (i) employee will be entitled to receive one year salary less normal withholding; (ii) a pro-rata bonus payment equal to the then current bonus formula for the time employed in the current fiscal year up to date of termination in that fiscal year less normal withholdings; (iii) a lump sum payment equal to twelve months of COBRA premiums for the group medical and dental plans; (iv) a lump sum payment equal to twelve months car allowance; and (v) may exercise any vested or unvested stock options employee has in accordance with the terms of the Stock Option Plan for a period of one year from employee's termination.

REPORT ON REPRICING OF OPTIONS

                                                                                                  Length of
                                                        Market      Exercise                    Original Term
                                           Number      Price at     Price at          New        Remaining at
                                         of Options     Time of      Time of        Exercise       Date of
Name                          Date        Repriced     Repricing    Repricing        Price         Repricing
-------------------------  ----------    ----------   ----------    ---------       --------    -------------
Stephen Russell(1)            8/1/97       25,000        $12.00       $20.00         $12.00      7 yrs, 1 mo
 Chairman and CEO
Robert Goldberg(2)           8/11/99       20,000        $ 8.00       $14.25         $ 8.00      8 yrs, 7 mos
 Former Executive
 Vice President &
 Chief Operating Officer
Paul Will (2)(3)             8/11/99        2,500        $ 8.00       $14.50         $ 8.00      4 yrs, 6 mos
 Executive Vice              8/11/99        2,500        $ 8.00       $15.25         $ 8.00      5 yrs, 1 mos
 President & Chief           8/11/99        5,000        $ 8.00       $14.50         $ 8.00      8 yrs, 7 mo
 Financial Officer

(1) The repricing was a component of Mr. Russell's renegotiated employment agreement. The repricing in lieu of additional cash compensation to be paid pursuant to the terms of the amended agreement.
(2) On August 11, 1999, the Company cancelled the out-of-the-money options and issued replacement options.
(3) Mr. Will's replacement options were issued as one replacement option of 10,000 shares.


                             COMPENSATION COMMITTEE

                            Michael Miller (Chairman)
                                   John Kines

STOCK PRICE PERFORMANCE

     The following graph compares the cumulative total return to stockholders of the Company's Common Stock to the cumulative total returns of the Nasdaq Stock Market - U.S. and the Nasdaq Truck and Transportation Index for the period June 1995 through June 2001. The graph assumes that $100 was invested on June 30, 1996.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                               CELADON GROUP, INC.
            THE NASDAQ INDEX, AND THE TRUCK AND TRANSPORTATION INDEX

COMPANY/INDEX/PEER GROUP            6/30/96   6/30/97      6/30/98      6/30/99     6/30/00     6/30/01
------------------------            -------   -------      -------      -------     -------     -------
Celadon                              $100.00  $148.39      $245.16      $109.68     $145.16     $ 55.48
Nasdaq Index                         $100.00  $121.60      $160.06      $230.22     $340.37     $184.51
Truck & Transportation Index         $100.00  $114.71      $139.09      $142.07     $108.33     $121.49


* $100 INVESTED ON 6/30/1996 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.


     Under the rules of the SEC, this graph is not deemed "Soliciting Material" and is not incorporated by reference in any filings with the SEC under the Securities Act of 1993 or the Securities Exchange Act of 1934.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth as of September 24, 2001, certain information furnished to the Company regarding the beneficial ownership of Common Stock (i) by each person who, to the knowledge of the Company, based upon filings with the SEC, beneficially owns more than five percent of the outstanding shares of the Common Stock, (ii) by each director of the Company,
(iii) by each of the Named Executive Officers, and (iv) by all directors and executive officers of the Company as a group.

                                                         BENEFICIAL OWNERSHIP OF COMMON STOCK AS OF
                                                                   SEPTEMBER 24, 2001 (1)
NAME AND                                               -----------------------------------------------
POSITION                                                          SHARES                     %
---------------------------                            ----------------------------    ---------------
Stephen Russell......................................        1,016,471  (2) (3)               13.5%
   Chairman of the Board, President and Chief
   Executive Officer of the Company
Jerry Closser........................................           21,217  (3)                      *
   Executive Vice President - Fleet Services
David Shatto.........................................           20,336  (3)                      *
   Executive Vice President - Sales & Marketing......
Paul A. Will.........................................           43,335  (3)                      *
   Vice President, Chief Financial Officer
Robert Goldberg......................................           67,000  (3)                      *
   Former Executive Vice President, and
   Chief Operating Officer
David Gibbs..........................................           29,100  (3)                      *
   Former Executive Vice President
      Sales & Marketing
Paul A. Biddelman....................................           51,500  (3)(4)                   *
   Director of the Company
Michael Miller.......................................           51,500  (3)                      *
   Director of the Company
Anthony Heyworth.....................................           25,000  (3)                      *
   Director of the Company
John Kines...........................................           24,000  (3)                      *
   Director of the Company
Hanseatic Corporation................................          627,232  (5)                    8.3%
Wolfgang Traber......................................          627,232  (5)                    8.3%
Brinson Partners, Inc................................          390,405  (6)                    5.2%
Dimensional Fund Advisors, Inc.......................          572,400  (7)                    7.6%
Vizcaya Investments, Inc.............................          758,400  (8)                   10.1%
All executive officers and directors as a group
   (ten persons).....................................        1,256,026                        16.7%

-------------

*Represents beneficial ownership of not more than one percent of the outstanding Common Stock.

                                             (footnotes continued on next page)

(footnotes continued from previous page)

(1)  Based upon 7,539,642 shares of Common Stock outstanding at September 24,
     2001.
(2)  Mr. Russell's address is One Celadon Drive, Indianapolis, IN 46235-4207.
(3) Includes shares of Common Stock which certain directors and executive officers of the Company had the right to acquire through the exercise of options within 60 days of September 24, 2001, as follows: Stephen Russell - 76,667 shares; Jerry Closser - 3,334 shares; David Shatto - 10,001 shares; Paul Will - 28,335 shares; David Gibbs - 25,000 shares; Paul A. Biddelman - 51,500 shares; Michael Miller - 51,500 shares; Anthony Heyworth - 23,000 shares and John Kines - 19,000 shares.
(4) Does not include shares beneficially owned by Hanseatic Corporation, in which Mr. Biddelman is an officer. Mr. Biddelman does not hold voting or investment power with respect to such shares.
(5) Of such shares, 626,021 shares of Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company of which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company of which Hanseatic Corporation ("Hanseatic") is the sole managing member, and the remaining shares are held by Hanseatic for discretionary customer accounts. In addition, Mr. Traber is the holder of a majority of the shares of capital stock of Hanseatic. The address of Hanseatic and Mr. Traber is 450 Park Avenue, New York, NY 10022.
(6) Brinson Partners, Inc. ("BPI") is a registered investment adviser deemed beneficially own 390,405 shares of Common Stock (the "BPI shares"). BPI is an indirect wholly-owned subsidiary of UBS AG, which is classified as a bank pursuant to Section 3(a)(b) of the Securities Act of 1933, as amended. UBS AG has reported indirect beneficial ownership of the BPI Shares by reason of its ownership of BPI and intermediate holding companies. The address of Brinson Partners is 209 South LaSalle, Chicago, IL 60604-1295. The address of UBS AG is Banhofstrasse 45 8021, Zurich, Switzerland. The foregoing information is based upon a Schedule 13G filed by BPI with the SEC on February 14, 2001.
(7) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to beneficially own 572,400 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The foregoing information is based upon a Schedule 13G filed by Dimensional with the SEC on February 2, 2001.
(8) Of such shares, Vizcaya Investments, Inc., a British Virgin Islands corporation ("Vizcaya"), reports sole voting and dispositive power over 494,800 shares, Atlantic Balanced Fund Inc., a British Virgin Islands corporation ("Atlantic Balanced"), reports sole voting and dispositive power over 100,300 shares, Fernando Montero reports shared voting and dispositive power over 23,300 shares, Cecilia Montero reports shared voting and dispositive power over 23,300 shares, Fernando Montero Defined Benefit Pension Trust (the "Trust") reports shared voting and dispositive power over 23,300 shares, Atlantic Security Bank ("Atlantic Security") reports sole voting and dispositive power over 50,000 shares, and Southampton Finance Corp. ("Southampton") reports sole voting and dispositive power over 90,000 shares. Atlantic Balanced and Atlantic Security are wholly owned by Atlantic Security Holding Corp., a Cayman Islands corporation and wholly owned subsidiary of Credicorp Ltd., a Bermuda corporation. The business address of Vizcaya, Atlantic Balanced, Atlantic Security and Southampton is Calle 50 y Aquilino de la Guardia, Torre Banco Continental, Piso 28 and 29, Ciudad de Panama, Panama. The business address of Fernando Montero, Cecilia Montero and the Trust is 2665 South Bayshore Drive, Suite 1001, Coconut Grove, FL 33133. The foregoing information is based upon a
     Schedule 13G filed by the foregoing persons with the SEC on February 9, 2001.

     Except as otherwise indicated, the Company has been advised that the beneficial holders listed in the table above have sole voting and investment power regarding the shares shown as being beneficially owned by them. Except as noted in the footnotes, none of such shares is known by the Company to be shares with respect to which the beneficial owner has the right to acquire beneficial ownership.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND STOCKHOLDERS

     The Company and Hanseatic, a corporation of which Paul Biddelman, a director of the Company, is an officer, entered into a registration rights agreement, dated as of October 8, 1992, in connection with Hanseatic's purchase of a 9.25% Senior Subordinated Convertible Note for an aggregate purchase price of $8,000,000. Hanseatic and its permitted transferees have the right to require the Company to include, subject to certain exceptions, any or all shares of Common Stock covered by such agreement in any registration statement filed by the Company. Such "piggyback" rights terminated on September 30, 2001.

     Until June 30, 2001, the Company, Hanseatic and Stephen Russell were parties to a stockholders' agreement, dated as of October 8, 1992, which was amended on July 3, 1996. The agreement, until termination on June 30, 2001, provided that each party would vote its shares of Common Stock for the election as director of one designee of the other party.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent public accountants for the fiscal year ended June 30, 2001 were Ernst & Young LLP ("E&Y"). A representative of E&Y is expected to attend the Meeting to respond to appropriate questions and make a statement if they so desire.

     Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended June 30, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $144,500.

     Financial Information Systems Design and Implementation Fees. The aggregate fees billed by Ernst & young LLP for professional services rendered for information technology services design and implementation for the year ended June 30, 2001 were $0.

     All other fees. The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than services described above, for the year ended June 30, 2001 were $180,095. Other services include fees for accounting consulting and tax consulting.

                             STOCKHOLDERS' PROPOSALS

     Under the proxy rules adopted under the Securities Exchange Act of 1934, as amended, in the event the Company receives notice of a stockholder proposal to take action at the next annual meeting that is not submitted for inclusion in the Company's proxy materials, the persons named on the proxy sent by the Company to its stockholders intend to exercise their discretion to vote on such proposal in accordance with their best judgment, if notice of the proposal is not received at our administrative office by September 15, 2001.

     STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company's annual meeting of stockholders in 2002 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than July 2, 2002.

                                    GENERAL

     The Board of Directors does not know of any matters other than those specified in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgement. In the event that any nominee is unable to serve as a director at the date of the meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

     The Company intends to furnish to its stockholders a copy of the Company's 2001 Annual Report on Form 10-K filed with the SEC.



Indianapolis, Indiana

CELADON GROUP, INC.                   VOTE BY MAIL
9503 EAST 33RD STREET                 Mark, sign, and date your proxy card and
INDIANAPOLIS, IN 46236                return it in the postage-paid envelope we
                                      have provided or return it to Celadon
                                      Group, Inc., c/o ADP, 51 Mercedes Way,
                                      Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                       CDLADN          KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY
                                    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
------------------------------------------------------------------------------------------------------------------------------------
CELADON GROUP, INC.
     This Proxy, when properly executed and returned,
     will be voted in the manner directed below. If no
     direction is made, this Proxy will be voted FOR all
     nominees.                                                     For   Withhold   For All    To withhold authority to vote, mark
                                                                   All     All      Except     "For All Except" and write the
     1.  Election of Directors                                                                 nominee's number on the line below:
                                                                   [ ]     [ ]        [ ]
         Nominees:  (01) Stephen Russell, (02) Paul A. Biddelman,
                    (03) Michael Miller, (04) Anthony Heyworth,                                -------------------------------------
                    (05) John Kines

     2.  In their discretion, the proxies are authorized to vote upon each other business as may properly come before the meeting or any adjournments thereof.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE WHEN MAILED
     IN THE USA.

                                     MARK HERE FOR ADDRESS
                                     CHANGE AND NOTE AT RIGHT.  [ ]

Please sign below exactly as your name appears. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




----------------------------------------------------------                -------------------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)            Date                        Signature (Joint Owners)             Date
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                     PROXY
                                 CELADON GROUP

                             9503 EAST 33RD STREET
                               ONE CELADON DRIVE
                        INDIANAPOLIS, INDIANA 46235-4207

                         ANNUAL MEETING OF STOCKHOLDERS
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stephen Russell, Paul Biddelman and Paul A. Will and each of them with full power of substitution, proxies of the undersigned, to vote all shares of Common Stock of Celadon Group, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Monday, November 19, 2001 at 10:00 a.m. (local time) at the Company's Corporate Headquarters located at One Celadon Drive, Indianapolis, Indiana 46235, and at any adjournment or postponement thereof. The undersigned hereby revokes any proxy heretofore given with respect to such shares.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1. IF MORE THAN ONE OF SAID PROXIES OR THEIR SUBSTITUTES SHALL BE PRESENT AND VOTE AT SAID MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, A MAJORITY OF THEM SO PRESENT AND VOTING (OR IF ONLY ONE TO BE PRESENT AND VOTE, THEN THAT ONE) WILL HAVE AND MAY EXERCISE ALL THE POWERS HEREBY GRANTED.

--------------                                                    --------------
 SEE REVERSE                                                       SEE REVERSE
     SIDE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
--------------                                                    --------------
--------------------------------------------------------------------------------